                                                                    EXHIBIT 11.1

                               CYTYC CORPORATION
          COMPUTATION OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

                                                                               NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                   FOR THE YEARS ENDED DECEMBER 31,               (UNAUDITED)
                          -------------------------------------------------- ---------------------
                            1991      1992      1993      1994       1995       1995       1996
                          --------- --------- --------- --------- ---------- ---------- ----------
Weighted average shares
 of Series A1
 Convertible Preferred
 Stock outstanding,
 assuming conversion to
 Common Stock...........        --        --        --    519,360  2,399,573  2,399,573        --
Weighted average shares
 of Series B1
 Convertible Preferred
 Stock outstanding,
 assuming conversion to
 Common Stock (1).......  2,209,907 3,019,206 3,569,370 3,569,370  3,569,370  3,569,370        --
Shares of Series C1
 Convertible Preferred
 Stock outstanding,
 assuming conversion to
 Common Stock (2).......  3,809,383 3,809,383 3,809,383 3,809,383  3,809,383  3,809,383        --
Weighted average shares
 of Common Stock
 outstanding (3)........    236,916   238,616   247,701   273,940    307,803    307,624 12,737,241
Net shares issuable upon
 exercise of stock
 options granted
 subsequent to January
 15, 1995 (2)...........    782,274   782,274   782,274   782,274    782,274    782,274        --
                          --------- --------- --------- --------- ---------- ---------- ----------
                          7,038,480 7,849,479 8,408,728 8,954,327 10,868,403 10,868,224 12,737,241
                          ========= ========= ========= ========= ========== ========== ==========
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(1) All outstanding shares of Series B1 Convertible Preferred Stock are assumed to have been converted into shares of Common Stock at the time of issuance of the four prior series of Convertible Preferred Stock, which automatically converted into Series B1 Convertible Preferred Stock in 1995.
(2) Common stock equivalents issued and stock options granted during the twelve month period immediately prior to the filing of the proposed initial public offering have been included as outstanding for all periods presented using the treasury-stock method and the initial public offering price.
(3) In March, 1996, the Company sold, through an initial public offering,
    3,000,000 shares of its common stock at $16 per share. All shares of the
    Company's Convertible Preferred Stock were automatically converted into
    9,778,326 shares of common stock at the time of the initial public offering and are assumed to be issued common stock as of January 1, 1996. On April
    4, 1996, the underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional
    450,000 shares of the Company's common stock at $16 per share.